UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BlackRock Advisors, LLC sent the following email to certain financial advisors on May 20, 2024:

Subject: Setting the Record Straight on Closed-End Fund Activism

[Insert name],

[Insert greeting here]

I am reaching out because you may have seen commentary from activist hedge fund Saba Capital Management in relation to its proxy contests against certain BlackRock closed-end funds. Saba’s proposals include installing its own director nominees and firing BlackRock as fund manager to several of these funds. Our records indicate that one of your clients own at least one of these BlackRock closed-end funds.

We wanted you to have BlackRock’s official statement:

BlackRock has managed closed-end funds for over 35 years and has consistently delivered long-term value and implemented shareholder-friendly initiatives. Saba positions itself as a champion for the retail investor, but it’s really an activist hedge fund trampling over the interests of millions of retirees who depend on closed-end funds for reliable income. Saba’s true goal is a quick payout and, more recently, revenue in the form of management fees. Our view is that Saba has little interest in improving governance, strengthening fund performance or closing discounts, which typically narrow in the normal course as market sentiment improves. Instead, these attacks are another attempt by Saba to overburden funds, accumulate controlling positions and force actions that make the hedge fund rich but leave long-term shareholders worse off.

I also wanted to share some additional key facts:

•

BlackRock’s fiduciary obligation: BlackRock and each fund’s Boards of Trustees or Board of Directors, as applicable, acts in accordance with their fiduciary obligations. The funds’ current Trustees and Directors are qualified, experienced stewards who have demonstrated their ability to create sustainable long-term value.

•

BlackRock’s shareholder value creation: BlackRock closed-end funds and the Board have taken significant actions. This includes repurchasing $1.3 billion of fund shares across our closed-end funds, reducing fees, adding term features that provide liquidity at net asset value and implementing managed distribution plans.[1]

•

Saba’s “arbitrage” strategy: Saba has a history of investing in closed-end funds to maximize their short-term profit at long-term shareholder’s expense. BlackRock is just one of many fund companies they are targeting.

Please let me know if you would like to connect and discuss further. I’d enjoy the opportunity to talk if you have questions.

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1Source: BlackRock as of 4/30/2024

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Prepared by BlackRock Investments, LLC, member FINRA.

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